EXHIBIT 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Third Quarter 2014 Revenues Increase 2 Percent to

$37.1 Million

Third Quarter Highlights:

•	Appointed Pat Mackin as President and Chief Executive Officer effective September 2, 2014
•	Product revenues grew 8 percent year-over-year to $20.4 million
•	BioGlue® revenues grew 6 percent year-over-year to $15.1 million
•	HeRO® Graft revenues grew 45 percent year-over-year to $2.0 million
•	PerClot® revenues grew 13 percent year-over-year to $1.0 million
•	Tissue processing revenues decreased 4 percent year-over-year to $16.7 million

ATLANTA, GA – (October 28, 2014) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the third quarter and first nine months of 2014.  Revenues for the third quarter of 2014 increased 2 percent to $37.1 million compared to $36.3 million for the third quarter of 2013.  Revenues for the first nine months of 2014 increased 2 percent to $107.5 million compared to $105.3 million for the first nine months of 2013.

Pat Mackin, President and Chief Executive Officer, said, “CryoLife has developed a strong product portfolio and sales infrastructure focused on cardiac and vascular surgery. Our third quarter results reflect good growth in our higher margin product categories, including BioGlue, HeRO Graft, and PerClot. On the new product front, we launched PerClot Topical in the third quarter and launched ProCol® in the fourth quarter. Additionally, we expect to launch PhotoFix™ late in the fourth quarter or early in 2015.  We now anticipate that enrollment in the PerClot IDE clinical trial will begin in the first quarter of 2015 as we continue to work on the final details of the trial design with the FDA. As a result of these developments, we have increased our EPS guidance for the year to reflect lower anticipated R&D spending associated with the trial, which will now be shifted into 2015.”

Net income for the third quarter of 2014 was $2.3 million, or $0.08 per basic and per fully diluted common share, compared to net income of $3.2 million, or $0.11 per basic and per fully diluted common share, for the third quarter of 2013.  Net income for the third quarter of 2014 included approximately $1.0 million in pretax compensation charges related to personnel changes.

Net income for the first nine months of 2014 was $5.5 million, or $0.20 per basic and $0.19 per fully diluted common share, compared to net income of $7.1 million, or $0.26 per basic and $0.25 per fully diluted common share, for the first nine months of 2013.  Net income for the first nine months of 2014 included approximately $1.4 million in pretax compensation charges related to personnel changes.

Product revenues were $20.4 million for the third quarter of 2014, up 8 percent from $18.8 million in the third quarter of 2013.  Product revenues were $60.2 million for the first nine months of 2014, up 6 percent from $56.8 million in the first nine months of 2013.

Surgical sealant and hemostat revenues, which consisted primarily of sales of BioGlue and PerClot, were $16.1 million for the third quarter of 2014 compared to $15.1 million for the third quarter of 2013, an increase of 7 percent.  Surgical sealant and hemostat revenues were $48.8 million for the first nine months of 2014 compared to $45.9 million for the first nine months of 2013, an increase of 6 percent.  The increase in surgical sealant and hemostat revenues for the third quarter and first nine months of 2014 was due to an increase in BioGlue unit shipments into both domestic and international markets, and to a lesser extent, an increase in BioGlue average sales prices in domestic markets and an increase in PerClot unit shipments.

HeRO Graft revenues were $2.0 million for the third quarter of 2014 compared to $1.4 million in the third quarter of 2013, an increase of 45 percent.  HeRO Graft revenues were $5.3 million for the first nine months of 2014 compared to $4.1 million for the first nine months of 2013, an increase of 31 percent.

Revascularization technologies revenues were $2.3 million for the third quarter of 2014 compared to $2.4 million for the third quarter of 2013.  Revascularization technologies revenues were $6.1 million for the first nine months of 2014 compared to $6.8 million for the first nine months of 2013.  The decrease in revascularization technologies revenues for the third quarter of 2014 was primarily due to a decrease in laser console shipments, partially offset by an increase in handpiece shipments, while the decrease in the first nine months of 2014 was primarily due to a decrease in laser console and handpiece shipments.

Preservation services revenues were $16.7 million for the third quarter of 2014 compared to $17.4 million for the third quarter of 2013.  Cardiac preservation service revenues decreased 3 percent and vascular preservation services revenues decreased 6 percent for the third quarter of 2014 compared to the third quarter of 2013.  These decreases were due to decreases in unit shipments of cardiac and vascular tissues, partially offset by an increase in average service fees.

Preservation services revenues were $47.3 million for the first nine months of 2014 compared to $48.4 million for the first nine months of 2013.  Cardiac preservation service revenues in the first nine months of 2014 were flat compared to the first nine months of 2013 and included an increase in average service fees, offset by a decrease in unit shipments of cardiac grafts.  Vascular preservation services revenues decreased 4 percent for the first nine months of 2014 compared to the first nine months of 2013 due to a decrease in unit shipments of vascular grafts, partially offset by an increase in average service fees.

Total gross margins were 64 percent in the third quarters of 2014 and 2013.  Product gross margins were 80 percent and 81 percent for the third quarters of 2014 and 2013, respectively.  Preservation services gross margins were 45 percent and 46 percent in the third quarters of 2014 and 2013, respectively.

Total gross margins were 64 percent and 65 percent in the first nine months of 2014 and 2013, respectively.  Product gross margins were 80 percent and 81 percent for the first nine months of 2014 and 2013, respectively.  Preservation services gross margins were 43 percent and 45 percent in the first nine months of 2014 and 2013, respectively.

General, administrative, and marketing expenses for the third quarters of 2014 and 2013 were $18.9 million and $16.5 million, respectively.  General, administrative, and marketing expenses for the first nine months of 2014 and 2013 were $55.1 million and $51.4 million, respectively.  General, administrative, and marketing expenses for the third quarter and first nine months of 2014 included approximately $1.0 million and $1.4 million, respectively, in pretax compensation charges related to personnel changes.

Research and development expenses were $1.9 million and $2.3 million for the third quarters of 2014 and 2013, respectively.  Research and development expenses were $6.6 million and $6.0 million for the first nine months of 2014 and 2013, respectively.  Research and development spending in 2014 was focused on PerClot, tissue processing, and BioGlue and BioFoam®.

During the third quarter of 2014, the Company purchased 261,000 shares of its common stock under its repurchase program at an average price of $9.88 per share, resulting in aggregate purchases of $2.6 million. For the first nine months of 2014, the Company purchased 488,000 shares of its common stock under the repurchase program at an average price of $9.39 per share, resulting in aggregate purchases of $4.6 million.

As of September 30, 2014, the Company had $35.7 million in cash, cash equivalents, and restricted cash and securities, compared to $43.0 million at December 31, 2013.  Of this $35.7 million in cash, cash equivalents, and restricted cash and securities, $5.9 million was designated as restricted cash and securities, primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $2.5 million for the third quarter of 2014 compared to $7.3 million for the third quarter of 2013.  The Company’s net cash flows provided by operations were $3.3 million for the first nine months of 2014 compared to $11.3 million for the first nine months of 2013.

The Company’s 2014 financial guidance has been revised and is summarized below.

2014 Financial Guidance Summary
	Previous	Current
Total revenues	$144 million - $146 million 2% - 4% growth	Same
Product revenues	Mid to high single-digit % growth	Same
Tissue processing revenues	Flat	Slight decrease
R&D expenses	$11.0 million - $12.0 million	$9.0 million - $10.0 million
Earnings per share	$0.17 - $0.20, including litigation	$0.22- $0.24, including litigation
Income tax rate	Approximately 30%	Approximately 25%

The Company’s earnings per share guidance includes estimated expenses related to the previously disclosed litigation with C.R. Bard, Inc. and certain of its subsidiaries.  Earnings per share guidance does not include expenses related to future business development activities, which cannot currently be estimated.

The Company’s financial guidance for the full year of fiscal 2014 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available October 28 through November 4 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13592923.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding: our anticipated performance, generally; our business’s long-term growth potential; timing, plans, and expectations related to the manufacture, commercialization, and distribution of PerClot Topical in the U.S.; our expectations regarding the timing of clinical testing (and associated research and development expenditures) for, and pre-market approval and commercialization of, the surgical version of PerClot;

our expectations regarding the timing of the launch of PhotoFix and the benefits we will realize from the launches of both ProCol and PhotoFix; the U.S. markets for biological patches used in cardiac and vascular surgical procedures and for powdered hemostats for use in the general, cardiac, and urology surgeries; potential growth opportunities for HeRO Graft; our expectations regarding the FDA’s proposed classification of our CryoValve SG pulmonary valve as a class III medical device and the consequences of such action; and our anticipated financial performance and expected effective income tax rate for fiscal 2014.  The risks and uncertainties affecting these statements include that: the success of efforts related to any of our product lines and tissues is subject to many significant risks and factors beyond our control, including general economic conditions, physician and patient acceptance of our products and tissues, our potential inability to maintain reimbursement approvals and maintain and expand reimbursement rates, and regulatory approvals; competing products may be introduced into the market that may materially affect sales growth for our products; our anticipated performance for fiscal 2014 is subject to the general risks associated with our business, which, in addition to those discussed above, include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including the risk that BioGlue may be the subject of adverse developments with regard to its safety, efficacy, or reimbursement practices; competitors have obtained FDA approval for indications in which BioGlue has been used off-label and for which we cannot market BioGlue; we may not receive expanded approvals for BioGlue in Japan or approval in China in the timeframe anticipated or not at all, which would materially adversely affect our ability to realize our marketing strategies to grow revenues in the Asia-Pacific region and overall; we have taken certain corrective actions and have proposed to the FDA other corrective actions in response to Forms 483 and a Warning Letter received from the FDA related to the manufacture of medical devices and our processing, preservation, and distribution of human tissue; however, the FDA may determine that our corrective actions have not adequately addressed the issues raised in the Forms 483 or Warning Letter; if we have failed to adequately address the concerns raised by the FDA, we could be subject to additional regulatory action by the FDA, including recalls, injunctions, or legal action, and further actions required to be taken in response to such actions could adversely affect the availability of our products and tissues and our cost structure; the FDA has indicated that it is considering regulating our CryoValve SG pulmonary valve tissue as a class III medical device, and its advisory committee panel has voted in favor of such classification, which could ultimately negatively impact revenues from and negatively impact the profitability of our cardiac tissues; there is no guarantee that the FDA will approve the surgical version of PerClot for distribution in the U.S. in accordance with our expected timeframe, or at all; clinical trials are subject to a number of risks, including unanticipated reactions or results, delays, and cost overages, and we may ultimately be unsuccessful in our clinical trials; there is no guarantee that we will be able to attain the levels of revenue and profitability that we anticipate for the surgical version of PerClot and/or PerClot Topical; the estimated U.S. and European topical and total hemostatic markets, and the U.S. markets for biological patches used in cardiac and vascular surgical procedures, may ultimately be smaller and/or more difficult, time-consuming, and/or expensive to penetrate than the Company anticipates; our litigation against C.R. Bard, Inc. and certain of its subsidiaries will be expensive, and it may continue for longer and be costlier than we anticipate; although we have included in our 2014 guidance our best estimates regarding the amount of legal costs we will incur in connection with this action during the remainder of 2014, legal costs and the timing of their incurrence are difficult to predict with any degree of certainty, we may incur costs associated with the action earlier or later than we anticipate, and there is no guarantee that we will ultimately prevail at the preliminary injunction and/or trial stages of the litigation; if we do not prevail in such action, or if C.R. Bard obtains an injunction, we may be prohibited from selling PerClot in the U.S., or we may have to pay substantial royalties or damages when we sell PerClot in the U.S.; our ability to fully realize our investment in our agreements with Starch Medical, Inc. is dependent on our ability to sell PerClot in the U.S. at a reasonable rate of return, which may be materially negatively impacted by any royalty that we might be required to pay; we may experience currently unforeseen difficulties related to our ability to successfully market and distribute ProCol; our beliefs regarding the market opportunities for ProCol and PhotoFix may be incorrect, and even if correct, there is no guarantee that we will successfully grow ProCol and PhotoFix sales or fully realize the potential benefits of any clinical advantages of these products; our controlled European launch of, and increased sales efforts in the U.S. with respect to, the HeRO Graft may not be successful; integration efforts with respect to newly acquired products may be more costly and take longer than expected; we may receive impaired materials or supplies that do not meet our standards; the recall of materials or supplies by our vendors or our inability to obtain necessary materials and supplies due to vendor supply disruptions, our inability to secure supply contracts, or insufficient supplier diversification could have a material, adverse effect on our business; our sales are affected by challenging domestic and international economic conditions and their constraining effects on hospital budgets; healthcare policy changes may have a material, adverse effect on our business; key growth strategies may not generate the benefits we anticipate; we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development; uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property or may result in our payment of significant monetary damages and/or royalty payments, negatively affecting our ability to sell current or future products, or prohibiting us from enforcing our patent and other proprietary technology rights against others; we are dependent on the availability of sufficient quantities of tissue from human donors; consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our products and tissues, and limitations on our ability to sell to certain of our significant market segments; the success of many of our products and tissues depends upon strong relationships with physicians; our existing insurance policies may not be sufficient, and we may be unable to obtain insurance in the future; our credit facility limits our ability to pursue significant acquisitions and increase our cash dividend, and also may limit our ability to borrow; continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; rapid technological change could cause our products and services to become obsolete; we are dependent on key personnel; our expectations regarding earnings per share for 2014 include anticipated 2014 expenses for research and development; if research and development expenses are higher than expected, our actual 2014 earnings per share would be lower than projected; to the extent that we engage in significant litigation or acquisition activities (including litigation against C.R. Bard) and/or if our litigation expenses associated with the litigation against C.R. Bard exceed the amount currently included in our guidance projections, our 2014 expenses and earnings per share could be significantly negatively affected.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2013 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues:
Products	$20,405	$18,833	$60,210	$56,824
Preservation services	16,664	17,417	47,280	48,411
Other	--	--	--	71
Total revenues	37,069	36,250	107,490	105,306

Cost of products and preservation services:
Products	4,167	3,544	12,099	10,730
Preservation services	9,103	9,357	26,735	26,472
Total cost of products and
preservation services	13,270	12,901	38,834	37,202

Gross margin	23,799	23,349	68,656	68,104

Operating expenses:
General, administrative, and marketing	18,882	16,532	55,116	51,441
Research and development	1,902	2,252	6,607	5,976
Total operating expenses	20,784	18,784	61,723	57,417

Operating income	3,015	4,565	6,933	10,687

Interest expense	65	55	110	159
Interest income	(1)	(1)	(49)	(3)
Other expense (income), net	4	(121)	(206)	120

Income before income taxes	2,947	4,632	7,078	10,411
Income tax expense	621	1,463	1,532	3,265

Net income	$2,326	$3,169	$5,546	$7,146

Income per common share:
Basic	$0.08	$0.11	$0.20	$0.26
Diluted	$0.08	$0.11	$0.19	$0.25

Dividends declared per common share	$0.0300	$0.0275	$0.0875	$0.0800

Weighted-average common shares outstanding:
Basic	27,367	26,985	27,414	26,857
Diluted	28,268	27,699	28,345	27,499

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Products:
BioGlue and BioFoam	$15,116	$14,232	$45,745	$43,238
PerClot	998	882	3,057	2,686
Revascularization technologies	2,306	2,353	6,074	6,837
HeRO Graft	1,984	1,366	5,304	4,063
Other products	1	--	30	--
Total products	20,405	18,833	60,210	56,824

Preservation services:
Cardiac tissue	8,337	8,572	21,981	22,035
Vascular tissue	8,327	8,845	25,299	26,376
Total preservation services	16,664	17,417	47,280	48,411

Other	--	--	--	71
Total revenues	$37,069	$36,250	$107,490	$105,306

Revenues:
U.S.	$28,819	$28,344	$82,602	$81,552
International	8,250	7,906	24,888	23,754
Total revenues	$37,069	$36,250	$107,490	$105,306

	September 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)

Cash, cash equivalents, and restricted cash and securities	$35,746	$42,993
Total current assets	102,630	106,327
Total assets	175,161	174,683
Total current liabilities	19,996	20,722
Total liabilities	28,299	29,936
Shareholders’ equity	146,862	144,747

For additional information about the company, visit CryoLife’s website:

http://www.cryolife.com.